EXECUTION VERSION ANNEX A TO SIXTHSEVENTH AMENDMENT Oil-Dri, 67th Amend -, Annex A - Conformed Credit Agreement 4858-8941-4674CA (Oil-Dri 2024) 4868-8519-6724 v125.docx 1620467 CREDIT AGREEMENT1 BY AND AMONG OIL-DRI CORPORATION OF AMERICA, THE GUARANTORS FROM TIME TO TIME PARTIES HERETO, AND BMO BANK N.A (FORMERLY KNOWN AS BMO HARRIS BANK N.A.) DATED AS OF JANUARY 27, 2006 1 Conformed Copy reflecting the updates provided in (i) that certain First Amendment to Credit Agreement, dated as of December 19, 2008, (ii) that certain Second Amendment to Credit Agreement, dated as of December 21, 2011, (iii) that certain Third Amendment to Credit Agreement, dated as of June 21, 2012, (iv) that certain Fourth Amendment to Credit Agreement, dated as of December 4, 2014, (v) that certain Fifth Amendment to Credit Agreement, dated as of January 31, 2019, and (vi) that certain Sixth Amendment to Credit Agreement, dated as of August 30, 2022 and (v) that certain Seventh Amendment to Credit Agreement, dated as of April 16, 2024.

TABLE OF CONTENTS

SECTION	DESCRIPTION	PAGE
SECTION 1.	THE CREDITS	1
Section 1.1.	Revolving Credit	1
Section 1.2.	Manner and Disbursement of Loans	1
Section 1.3.	Letters of Credit	2
Section 1.4.	Guaranties from Domestic Subsidiaries	3
SECTION 2.	INTEREST ON LOANS AND CHANGE IN CIRCUMSTANCES	3
Section 2.1.	Interest Rate Options on Loans.	3
Section 2.2.	Minimum Amounts; Computation of Interest and Fees	5
Section 2.3.	Manner of Rate Selection	6
Section 2.4.	Change of Law	6
Section 2.5.	Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Adjusted Term SOFR	6
Section 2.6.	Taxes and Increased Costs	7
Section 2.7.	Funding Indemnity	8
Section 2.8.	Lending Branch	8
Section 2.9.	Discretion of Bank as to Manner of Funding	8
SECTION 3.	FEES, PREPAYMENTS, PORTIONS, TERMINATIONS, EXTENSIONS, APPLICATIONS AND CAPITAL ADEQUACY	9
Section 3.1.	Fees	9
Section 3.2.	Voluntary Prepayments	9
Section 3.3.	Mandatory Prepayment	9
Section 3.3A.	Mandatory Prepayment-Foreign Currency	10
Section 3.4.	Terminations	10
Section 3.5.	Place and Application of Payments	10
Section 3.6.	Notations.	11
Section 3.7.	Change in Capital Adequacy Requirements	11
SECTION 4.	DEFINITIONS; INTERPRETATION	11
Section 4.1.	Definitions	11
Section 4.2.	Interpretation	~~23~~27
Section 4.3.	Divisions	~~23~~27
SECTION 5.	REPRESENTATIONS AND WARRANTIES	~~24~~27
Section 5.1.	Organization and Qualification	~~24~~27
Section 5.2.	Subsidiaries	~~24~~27
Section 5.3.	Corporate Authority and Validity of Obligations	~~24~~28
Section 5.4.	Use of Proceeds; Margin Stock	~~25~~29
Section 5.5.	Financial Reports	~~25~~29

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Section 5.6.	No Material Adverse Change	~~26~~29
Section 5.7.	Full Disclosure	~~26~~29
Section 5.8.	Good Title	~~26~~29
Section 5.9.	Litigation and Other Controversies	~~26~~29
Section 5.10.	Taxes	~~26~~30
Section 5.11.	Approvals	~~26~~30
Section 5.12.	Affiliate Transactions	~~26~~30
Section 5.13.	Investment Company	~~27~~30
Section 5.14.	ERISA	~~27~~30
Section 5.15.	Compliance with Laws	~~27~~30
Section 5.16.	Other Agreements	~~27~~31
Section 5.17.	No Default	~~27~~31
Section 5.18.	Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws	~~27~~31
SECTION 6.	CONDITIONS PRECEDENT	~~28~~31
Section 6.1.	All Advances	~~28~~31
Section 6.2.	Initial Advance	~~29~~32
Section 6.3.	Ultra Pet Advance	33
SECTION 7.	COVENANTS	~~29~~34
Section 7.1.	Maintenance of Business	~~30~~34
Section 7.2.	Maintenance of Properties	~~30~~34
Section 7.3.	Taxes and Assessments	~~30~~34
Section 7.4.	Insurance	~~30~~34
Section 7.5.	Financial Reports	~~30~~34
Section 7.6.	Inspection	~~32~~36
Section 7.7.	Indebtedness for Borrowed Money	~~32~~37
Section 7.8.	Liens	~~33~~37
Section 7.9.	Investments, Loans, Advances and Guaranties	~~33~~38
Section 7.10.	Mergers, Consolidations and Sales	~~35~~40
Section 7.11.	Maintenance of Subsidiaries	~~36~~40
Section 7.12.	ERISA	~~36~~40
Section 7.13.	Compliance with Laws	~~36~~41
Section 7.14.	Burdensome Contracts With Affiliates	~~36~~41
Section 7.15.	Change in the Nature of Business	~~36~~41
Section 7.16.	Formation of Subsidiaries	~~37~~41
Section 7.17.	Financial Covenants	~~37~~41
Section 7.18.	Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	~~37~~42
SECTION 8.	EVENTS OF DEFAULT AND REMEDIES	~~37~~42
Section 8.1.	Events of Default.	~~37~~42
Section 8.2.	Non-Bankruptcy Defaults	~~39~~44
Section 8.3.	Bankruptcy Defaults	~~39~~44

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SECTION 9.	THE GUARANTEES	~~40~~45
Section 9.1.	The Guarantees	~~40~~45
Section 9.2.	Guarantee Unconditional	~~41~~45
Section 9.3.	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	~~41~~46
Section 9.4.	Subrogation	~~42~~46
Section 9.5.	Waivers	~~42~~46
Section 9.6.	Limit on Recovery	~~42~~47
Section 9.7.	Stay of Acceleration	~~42~~47
Section 9.8.	Keepwell	~~42~~47
SECTION 10.	MISCELLANEOUS	~~43~~47
Section 10.1.	Holidays	~~43~~47
Section 10.2.	No Waiver, Cumulative Remedies	~~43~~47
Section 10.3.	Amendments, Etc	~~43~~47
Section 10.4.	Costs and Expenses	~~43~~48
Section 10.5.	Documentary Taxes	~~44~~48
Section 10.6.	Survival of Representations	~~44~~48
Section 10.7.	Survival of Indemnities	~~44~~48
Section 10.8.	Notices	~~44~~49
Section 10.9.	Construction	~~45~~49
Section 10.10.	Headings	~~45~~49
Section 10.11.	Severability of Provisions	~~45~~49
Section 10.12.	Counterparts	~~45~~49
Section 10.13.	Binding Nature, Governing Law, Etc	~~45~~50
Section 10.14.	Submission to Jurisdiction; Waiver of Jury Trial	~~45~~50
Section 10.15.	Patriot Act	~~45~~50

Signature 1

Exhibit A	—	Revolving Note
Exhibit B	—	Compliance Certificate
Exhibit C	—	Guaranty
Schedule 5.2	—	Subsidiaries
Schedule 7.7	—	Indebtedness
Schedule 7.8	—	Liens

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OIL-DRI CORPORATION OF AMERICA CREDIT AGREEMENT BMO Harris Bank N.A. Chicago, Illinois Ladies and Gentlemen: The undersigned, Oil-Dri Corporation of America, a Delaware corporation (the “Company”), applies to you (the “Bank”) for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make a revolving credit (the “Revolving Credit”) available to the Company, all as more fully hereinafter set forth. SECTION 1. THE CREDITS. Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a Revolving Credit to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Company in the form of loans (individually a “Loan” and collectively the “Loans”) and Letters of Credit, provided that (a) the aggregate principal amount of Loans and Letters of Credit outstanding at any one time shall not exceed $45,000,000 (the “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 3.4 hereof), and (b) as provided in Section 1.3(a), the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed the U.S. Dollar Equivalent of $10,000,000. Each Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $25,000; provided, however, that Loans which bear interest with reference to the Adjusted Term SOFR or Offered Rate shall be in such greater amount as is required by Section 2 hereof. The Loans shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit A (the “Note”) payable to the order of the Bank in the principal amount of $45,000,000. The Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 2 hereof. The Note, and all Loans evidenced thereby, shall mature and be due and payable in full on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of the Note shall be the sum of all Loans made under this Section less all payments of principal actually received by the Bank. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Revolving Credit Commitment by borrowing, repaying and reborrowing Loans in whole or in part, all in accordance with the terms and conditions of this Agreement. Section 1.2. Manner and Disbursement of Loans. The Company shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Company requests the Bank to make a Loan hereunder; provided, however, that

-2- telephonic notice may only be given by an Authorized Representative. Each such notice shall specify (i) the date of the Loan requested (which must be a Business Day) and (ii) and the amount of such Loan. The Company agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank reasonably and in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any earlier telephonic notice conflicts with the later written confirmation, such notice shall govern if the Bank has acted in reasonable reliance thereon. Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Bank in Chicago, Illinois, in immediately available funds. Each Loan shall initially constitute part of the Base Rate Portion except to the extent the Company has otherwise timely elected as provided in Section 2 hereof. Section 1.3. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, the Revolving Credit Commitment may be availed of by the Company in the form of standby letters of credit issued by the Bank for the account of the Company (individually a “Letter of Credit” and collectively the “Letters of Credit”), provided that the aggregate amount of Letters of Credit (including the Present Letters of Credit) issued and outstanding hereunder shall not at any one time exceed the U.S. Dollar Equivalent of $10,000,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated. The parties acknowledge and agree that the Present Letters of Credit shall each constitute a “Letter of Credit” herein for all purposes of this Agreement to the same extent, and with the same force and effect as if such Letter of Credit had been issued at the request of the Company hereunder. (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance (or be cancelable not later than twelve (12) months from the date of issuance and each renewal) or (ii) 270 days after the Termination Date. On the Termination Date, the Company hereby agrees to pay to the Bank without notice or demand an amount equal to 103% of the Letters of Credit outstanding on such date (whether or not the relevant Letters of Credit have been drawn upon) which amount shall be held by the Bank as collateral security therefor ( and which cash collateral shall be accompanied by such security documents as are then required by the Bank in its reasonable discretion) or the Company shall provide a “back-up” letter of credit in a face amount equal to 103% of the Letters of Credit outstanding on such date and otherwise in form and substance, and issued by an issuer, satisfactory to the Bank in its reasonable discretion, as security for the repayment of any amounts owing with respect to the Letters of Credit. (c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars or an Available Foreign Currency, conform to the general requirements of the Bank for the issuance of a standby letter of credit as to form and substance, and be a letter of credit which the Bank may lawfully issue.

-3- (d) Applications. At the time the Company requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Company shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an “Application” and collectively the “Applications”). Subject to the other provisions of this subsection, the obligation of the Company to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. In the event a drawing is paid on a Letter of Credit and the Company has not notified the Bank by 11:00 a.m. (Chicago time) on the date when such drawing is paid that the Company intends to repay such reimbursement obligation with funds not borrowed under this Agreement, the Company shall be deemed to have irrevocably requested a Loan constituting a Base Rate Portion on such day in the amount of the reimbursement obligation then due, in each case subject to Section 6.1 hereof (other than the requirement that a Loan be in a certain minimum amount), which new Loan shall be applied to pay the reimbursement obligation then due. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Bank is not reimbursed by the Company (whether out of the proceeds of such a Loan or otherwise) for the amount the Bank pays on any amount drawn under a Letter of Credit issued hereunder by 2:00 p.m. (Chicago time) on the date when such drawing is paid, the obligation of the Company to reimburse the Bank for the amount of such drawing paid shall bear interest (which the Company hereby promises to pay on demand) from and after the date the drawing is paid until payment in full thereof at the fluctuating rate per annum determined by adding 2% to the Base Rate as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed), (ii) the Company shall pay fees in connection with each Letter of Credit as set forth in Section 3 hereof, and (iii) prior to the occurrence of an Event of Default the Bank will not call for the funding of a Letter of Credit by the Company prior to being presented with a drawing thereunder. Section 1.4. Guaranties from Domestic Subsidiaries. PaymentSubject to Section 7.16, payment of the Obligations shall at all times be jointly and severally guaranteed by each Domestic Subsidiary pursuant hereto or pursuant to a Guaranty issued by such Domestic Subsidiary; provided, however, that no such guaranty shall be required from any Domestic Subsidiary which is an Inactive Subsidiary. In the event any Domestic Subsidiary is hereafter acquired or formed or any previously Inactive Domestic Subsidiary ceases to be Inactive, the Company shall also cause such Domestic Subsidiary to execute a Guaranty pursuant to Section 7.16, together with such other instruments, documents, certificates and opinions required by the Bank in connection therewith. SECTION 2. INTEREST ON LOANS AND CHANGE IN CIRCUMSTANCES. Section 2.1. Interest Rate Options on Loans. (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) shall bear interest with reference to the Base Rate (the “Base Rate Portion”) or, at the option of the Company subject to the terms and conditions hereof, with reference to an Adjusted Term SOFR (“SOFR Portions”) or with reference to an Offered Rate (“Offered Rate Portions”), and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Note which is not part of a Fixed Rate

-4- Portion shall constitute a single Base Rate Portion. All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted Term SOFR for a particular Interest Period shall constitute a single SOFR Portion. All of the indebtedness evidenced by the Note which bears interest with reference to a particular Offered Rate for a particular Interest Period shall constitute a single Offered Rate Portion. There shall not be more than ten (10) Fixed Rate Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any Fixed Rate Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this Section 2. (b) Base Rate Portion. The Base Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Base Rate as in effect from time to time, provided that if the Base Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise), or at the election of the Bank upon notice to the Company during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Base Rate Portion shall be payable quarter-annually on the last day of each March, June, September and December, in each year (commencing on the first such date occurring after the date hereof) and at maturity of the Note and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Base Rate Portion resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate. (c) SOFR Portions. Each SOFR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted Term SOFR for such Interest Period, provided that if any SOFR Portion is not paid when due (whether by lapse of time, acceleration or otherwise), or at the election of the Bank upon notice to the Company during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such SOFR Portion shall automatically be converted into and added to the Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion after default. Interest on each SOFR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a SOFR Portion in excess of three (3) months, on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a SOFR Portion whether such SOFR Portion is to continue as a SOFR Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such SOFR Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period.

-5- (d) Offered Rate Portions. Each Offered Rate Portion shall bear interest for the Interest Period selected therefor at the Offered Rate for such Interest Period, provided that if such Offered Rate Portion is not paid when due (whether by lapse of time, acceleration or otherwise), or at the election of the Bank upon notice to the Company during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto and effective at the end of such Interest Period such Offered Rate Portion shall automatically be converted into and added to the Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion after default. Interest on each Offered Rate Portion shall be due and payable on the last day of each Interest Period applicable thereto, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank by 11:00 a.m. (Chicago time) on the Business Day on which the Company requests that any Offered Rate Portion be created or that any part of the Base Rate Portion or any part of a SOFR Portion be converted into an Offered Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). Upon receipt of notice from the Bank of the Company’s request that an Offered Rate Portion be created or effected by conversion, the Bank shall in its discretion quote an interest rate to the Company at which the Bank would be willing to make the Offered Rate Portion available to the Company for such Interest Period. The Company understands and agrees that (i) the Bank has no obligation to quote Offered Rates or to make any Offered Rate Portion available to the Company, (ii) that the Bank may refuse to make any such Offered Rate Portion available to the Company after receiving a request therefor from the Company and (iii) that any such Offered Rate Portion made available to the Company shall be subject to such other terms and conditions as are mutually agreed upon by the Company and the Bank. If the Company accepts the Offered Rate so quoted by the Bank, then the Company shall be irrevocably committed to take the Offered Rate Portion on the date, in the amount and for the Interest Period requested by the Company and at the Offered Rate quoted by the Bank. The Company acknowledges and agrees that each interest rate quote is given for immediate acceptance, and if the Company does not so immediately accept the Offered Rate quoted on the terms and conditions specified by the Bank and in the amount and for the Interest Period requested by the Company, the offer to make such Offered Rate Portion shall be deemed immediately withdrawn and such Offered Rate Portion not created or effected by conversion, as the case may be. Section 2.2. Minimum Amounts; Computation of Interest and Fees. (a) Minimum Amounts. Each SOFR Portion shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $50,000. Each Offered Rate Portion shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $50,000. (b) Computation of Interest and Fees. All interest on each Fixed Rate Portion and the Letter of Credit fees shall be computed on the basis of a year of 360 days for the actual number of days elapsed. All interest on the Base Rate Portion and the commitment fee shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed. Section 2.3. Manner of Rate Selection. The Company shall notify the Bank by (i) 11:00

-6- a.m. (Chicago time) at least three (3) Business Days prior to the date upon which the Company requests that any SOFR Portion be created or that any part of the Base Rate Portion or any part of an Offered Rate Portion be converted into a SOFR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor) and (ii) 11:00 a.m. (Chicago time) at least one (1) Business Day prior to the date upon which the Company requests that any Offered Rate Portion be created or that any part of the Base Rate Portion or any part of a SOFR Portion be converted into an Offered Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a Fixed Rate Portion into the Base Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank reasonably and in good faith believes to be an Authorized Representative without the need of independent investigation, the Company hereby indemnifying the Bank from any liability or loss ensuing from so acting. Section 2.4. Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine reasonably and in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, it shall promptly so notify the Company and the obligation of the Bank to create, continue or maintain any such Fixed Rate Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue or maintain such Fixed Rate Portion. The Company, on demand, shall, if the continued maintenance of any such Fixed Rate Portion is unlawful, thereupon prepay the outstanding principal amount of the affected Fixed Rate Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected Fixed Rate Portion into the Base Rate Portion, subject to the terms and conditions of this Agreement. Section 2.5. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Adjusted Term SOFR. Notwithstanding any other provision of this Agreement or the Note, if prior to the commencement of any Interest Period, the Bank shall determine reasonably and in good faith that deposits in the amount of any SOFR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the interbank market or, by reason of circumstances affecting the interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR or that SOFR as determined hereby will not adequately and fairly reflect the cost to the Bank of funding any SOFR Portion for such Interest Period or that the making or funding of SOFR Portions has become impracticable, then the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create, continue or effect by conversion any such SOFR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the interbank market and adequate and reasonable means exist for ascertaining the Adjusted Term SOFR.

-7- Section 2.6. Taxes and Increased Costs. With respect to any Fixed Rate Portion, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the Fixed Rate Portions contemplated by this Agreement (whether or not having the force of law), shall: (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such Fixed Rate Portion; (ii) subject the Bank, any Fixed Rate Portion or the Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Fixed Rate Portion or the Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank’s principal executive office or its lending branch is located; (iii) change the basis of taxation of payments of principal and interest due from the Company to the Bank hereunder or under the Note to the extent it evidences any Fixed Rate Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Fixed Rate Portion or the Note to the extent it evidences any Fixed Rate Portion; and the Bank shall determine reasonably and in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any Fixed Rate Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be prima facie correct. Section 2.7. Funding Indemnity. In the event the Bank shall incur any loss, cost or

-8- expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of: (a) any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement, but in any event excluding such a payment to the extent required by Section 2.4 hereof; or (b) any failure by the Company to create, borrow, continue or effect by conversion a Fixed Rate Portion on the date specified in a notice given pursuant to this Agreement unless such failure results from the Bank’s inability or unwillingness pursuant to Sections 2.4 or 2.5 hereof to create, continue or effect by conversion such Fixed Rate Portions; then upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Company a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be prima facie correct. Section 2.8. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect. To the extent reasonably possible, the Bank shall designate an alternate branch or funding office with respect to the Fixed Rate Portions to reduce any liability of the Company to the Bank under Section 2.6 hereof or to avoid the unavailability of an interest rate option under Section 2.5 hereof, so long as such designation is not otherwise disadvantageous to the Bank. Section 2.9. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.5, 2.6 and 2.7 hereof) shall be made as if the Bank had actually funded and maintained each Fixed Rate Portion during each Interest Period applicable thereto through the purchase of deposits in the interbank market in the amount of such Fixed Rate Portion, having a maturity corresponding to such Interest Period, and, in the case of any SOFR Portion, bearing an interest rate equal to the Term SOFR for such Interest Period. SECTION 3. FEES, PREPAYMENTS, PORTION, TERMINATIONS, EXTENSIONS, APPLICATIONS AND CAPITAL ADEQUACY. Section 3.1. Fees. (a) Commitment Fees. For the period from and including the Fifth Amendment Effective Date to but not including the Termination Date, the Company shall pay to the Bank a

-9- commitment fee at the rate per annum equal to the Applicable Margin for the commitment fee as from time to time in effect on the average daily unused portion of the Revolving Credit Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date. (b) Letter of Credit Fees. For the period from and including the Fifth Amendment Effective Date to but not including the Termination Date, the Company shall pay to the Bank a fee at a rate per annum equal to the Applicable Margin for Letter of Credit fees in effect as of the time such fee is payable, on the average daily outstanding amounts during the preceding quarter of the Letters of Credit which are standby letters of credit. Such letter of credit fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date. (c) Letter of Credit Transaction Charges. In addition to the Letter of Credit fee called for by Section 3.1(b) hereof, the Company further agrees to pay to the Bank such issuing, processing and transaction fees and charges as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of any Letter of Credit and the drawings made thereunder. Section 3.2. Voluntary Prepayments. The Company shall have the privilege of prepaying the Loans in whole or in part (but, if in part, then (i) if such Loan or Loans constitutes part of the Base Rate Portion, in an amount not less than $ 50,000, (ii) if such Loan or Loans constitutes part of a Fixed Rate Portion, in an amount not less than $ 50,000, and (iii) in each case, in an amount such that the minimum amount required for a Loan pursuant to Sections 1.1 and 2.2(a) hereof remain outstanding) at any time upon prior notice to the Bank (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to the Bank the principal amount to be prepaid and (i) if such a prepayment prepays the Note in full and is accompanied by the termination of the Revolving Credit Commitment in whole, accrued interest thereon to the date of prepayment, and (ii) in the case of any prepayment of a Fixed Rate Portion of the Loans, accrued interest thereon to the date of prepayment plus any amounts due the Bank under Section 2.7 hereof. Section 3.3. Mandatory Prepayment. If, within sixty (60) days after receiving notice under Section 7.5(e) of a Change of Control Event, the Bank notifies the Company that the Bank requires prepayment of the Obligations under the Loan Documents, on the date set forth in such notice (which date shall be no earlier than (x) thirty (30) days after such notice is given or (y) the day on which the Company or any Subsidiary repays any other Indebtedness for Borrowed Money aggregating $1,000,000 or more before its original scheduled due date or (z) the occurrence of such Change of Control Event, whichever day is earlier), the Company shall pay in full all Obligations then outstanding under the Loan Documents, including the prepayment of the Letters of Credit in the manner contemplated by Section 8.4 hereof, and the Revolving Credit Commitment shall terminate in full. Section 3.3A. Mandatory Prepayment-Foreign Currency. If at any time the sum of the Loans and the U.S. Dollar Equivalent of all Letters of Credit then outstanding shall be in excess of

-10- the Revolving Credit Commitment, the Company shall immediately upon demand pay over the amount of the excess to the Bank as and for a mandatory prepayment of the Obligations under the Loan Documents, with each such prepayment first to be applied to the Loans until paid in full with any remaining balance to be held by the Bank as collateral security for the Obligations owing under the Loan Documents with respect to the Letters of Credit. Section 3.4. Terminations. The Company shall have the right at any time and from time to time, upon three (3) Business Days’ prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $500,000) the Revolving Credit Commitment, provided that the Revolving Credit Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans and Letters of Credit then outstanding. Partial terminations of the Revolving Credit Commitment hereunder shall not reduce the maximum amount of Letters of Credit permitted under Section 1.3(a) hereof unless and until the Revolving Credit Commitment has been reduced to an amount less than $10,000,000, in which event such maximum amount of Letters of Credit shall be equal to the Revolving Credit Commitment. Any termination of the Revolving Credit Commitment pursuant to this Section may not be reinstated. Section 3.5. Place and Application of Payments. All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its office at 111 West Monroe320 South Canal Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 2:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 2:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income or gross receipts of the Bank). Unless the Company otherwise directs, except during the continuance of any Event of Default, principal payments shall be first applied to the Base Rate Portion of the Note until payment in full thereof, with any balance applied to the Fixed Rate Portions of the Note in the order in which their Interest Periods expire. All payments on any Note (whether voluntary or required) shall be accompanied by any amount due the Bank under Section 2.7 hereof, but no acceptance of such a payment without requiring payment of amounts due under Section 2.7 shall preclude a later demand by the Bank for any amount due it under Section 2.7 in respect of such payment. Any amount paid or prepaid on the Note may, subject to all of the terms and conditions hereof, be borrowed, repaid and borrowed again. Section 3.6. Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Base Rate Portion or a SOFR Portion or an Offered Rate Portion, and in the case of any Fixed Rate Portion, the rates of interest and Interest Periods applicable thereto shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the

-11- status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of such Note together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Base Rate Portion or a SOFR Portion or an Offered Rate Portion, and in the case of any Fixed Rate Portion, the rates of interest and the Interest Periods applicable thereto. Section 3.7. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy of banks generally, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy of banks generally (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Revolving Credit or on the Bank’s capital as a consequence of its obligations hereunder with respect to the Revolving Credit to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction. SECTION 4. DEFINITIONS; INTERPRETATION. Section 4.1. Definitions. The following terms when used herein shall have the following meanings: “Acquisition” means (i) the acquisition of all or any substantial part of the assets, property or business of any other Person, or (ii) any acquisition of a majority of the common stock or other equity securities of any Person. “Adjusted Term SOFR” means, for purposes of any calculation, the per annum rate equal to the sum of (i) Term SOFR for such calculation plus (ii) 0.10% (10 basis points) for one-month Interest Periods, 0.15% (15 basis points) for three-month Interest Periods, and 0.25% (25 basis points) for six-month Interest Periods; provided, further, that if Adjusted Term SOFR determined as provided in the foregoing shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor. “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

-12- “Aggregate Cumulative Amount” means, as of any time, (a) with respect to Net Income, the sum of the amounts (with one separate amount to be computed for each Defaulting Insignificant Subsidiary and such amounts then added together to produce such sum) equal (for each such Defaulting Insignificant Subsidiary) to the Net Income attributable to such Defaulting Insignificant Subsidiary for the fiscal year of the Company immediately preceding the fiscal year in which such Defaulting Insignificant Subsidiary first became a Defaulting Insignificant Subsidiary and (b) with respect to Consolidated Total Assets, the sum of the amounts (with one separate amount to be computed for each Defaulting Insignificant Subsidiary and such amounts then added together to produce such sum) equal (for each such Defaulting Insignificant Subsidiary) to the Consolidated Total Assets attributable to such Defaulting Insignificant Subsidiary as of the close of the fiscal year of the Company immediately preceding the fiscal year in which such Defaulting Insignificant Subsidiary first became a Defaulting Insignificant Subsidiary. “Agreement” means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof. “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption. “Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Company or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act. “Applicable Margin” means, with respect to the Base Rate Portion, SOFR Portions, the commitment fee payable under Section 3.1(a) hereof and the letter of credit fee payable under Section 3.1(b) hereof shall mean the rate specified for such Obligation below, subject to quarterly adjustment as hereinafter provided: LEVEL DEBT TO EARNINGS RATIO BASE RATE PORTION: SOFR PORTIONS: COMMITMENT FEE: LETTER OF CREDIT FEE: Level I < 1.00:1.00 0.25% 1.25% 0.25% 1.25% Level II 1.00:1.00 but < 2.00:1.00 0.50% 1.50% 0.25% 1.50% Level III 2.00:1.00 0.75% 1.75% 0.25% 1.75% provided, however, that all of the foregoing is subject to the following: (i) the initial Applicable Margin in effect from the Sixth Amendment Effective Date through the first Margin Determination Date following the Sixth Amendment Effective Date shall be the Applicable Margin for Level II Status;

-13- (ii) on or before the date that is five (5) Business Days after the latest date by which the Company is required to deliver a Compliance Certificate to the Bank pursuant to Section 7.5 hereof for each fiscal quarter of the Company (such date that is five (5) Business Days after the latest date by which the Company is required to deliver a Compliance Certificate to the Bank for the relevant fiscal quarter being herein referred to as the “Margin Determination Date” for such fiscal quarter) (commencing with the first fiscal quarter ending after the date hereof), the Bank shall determine whether Level I Status, Level II Status or Level III Status exists as of the close of the applicable quarterly accounting period, based upon the Compliance Certificate and financial statements delivered to the Bank under Section 7.5 hereof for such accounting period, and shall promptly notify the Company of such determination and of any change in the Applicable Margin resulting therefrom. Any such change in the Applicable Margin shall be effective as of the related Margin Determination Date, with such new Applicable Margin to continue in effect (subject to interim adjustment in the events and with the effects set forth in the immediately following clause (iii)) until the next Margin Determination Date; (iii) if the Company has not delivered a Compliance Certificate by the date such Compliance Certificate is required to be delivered under Section 7.5 hereof for a given Margin Determination Date (a “Late Compliance Certificate”), the Applicable Margin shall be the Applicable Margin for Level III Status unless and until a Compliance Certificate is delivered for the next Margin Determination Date; provided, however, that if the Company subsequently delivers the Late Compliance Certificate before such next Margin Determination Date, the Applicable Margin shall be established by such Late Compliance Certificate, shall take effect from the date of such late delivery and shall remain effective until such next Margin Determination Date; and (iv) if and so long as any Event of Default has occurred and is continuing hereunder, notwithstanding anything herein to the contrary, the Applicable Margin shall be the Applicable Margin for Level III Status. “Application” is defined in Section 1.4 hereof. “Authorized Representative” means those persons shown on the list of officers provided by the Company pursuant to Section 6.2(a) hereof and so designated on such list, or on any update of any such list provided by the Company to the Bank, or any further or different officer of the Company so named and designated by any Authorized Representative of the Company in a written notice to the Bank. “Available Foreign Currency” means any currency that is freely convertible to U.S. Dollars and is readily available to, and approved by, the Bank. “Bank” is defined in the introductory paragraph hereof. “Bank Products” means each and any of the following bank products and services provided to the Company or any Guarantor by the Bank or any of its Affiliates: (a) credit cards or charge cards for commercial customers (including, without limitation, commercial credit cards

-14- and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services). “Bank Product Obligations” of the Company or any Guarantor means any and all of their respective obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products. “Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Bank from time to time as its prime commercial rate or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate or its equivalent to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Bank’s best or lowest rate), (b) the sum of (i) the rate determined by the Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for sale to the Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined (the “Federal Funds Rate”), plus (ii) 1/2 of 1%, and (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day plus (ii) 1.10%. Any change in the Base Rate due to a change in the Federal Funds Rate or Term SOFR, as applicable, shall be effective as of the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Section 2.5, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor, then Base Rate shall be deemed to be the Floor. “Base Rate Portion” is defined in Section 2.1(a) hereof. “Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois. “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee. At the option of the Company upon notice to the Bank, notwithstanding any changes in GAAP, any lease of the Company or its Subsidiaries that would be characterized as an operating lease under GAAP as in effect on the Fifth Amendment Effective Date (whether such lease is entered into before or after the Fifth Amendment Effective Date) shall not constitute a Capital Lease (and shall continue to be characterized as an operating lease) under this Agreement as a result of such changes in GAAP. “Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

-15- “Change of Control Event” means at any time: (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but in any event excluding the Jaffee Group and any other holders of the Class B Common Stock of the Company as of the date of this Agreement) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more in voting power of the outstanding Voting Stock of the Company; or (ii) during any period of twenty-four consecutive months beginning after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) of this Change of Control Event definition or a transaction that would constitute an Event of Default under Section 7.12 hereof) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board. “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto. “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute. “Company” is defined in the introductory paragraph hereof. “Consolidated Capital Expenditures” means, for any period, capital expenditures (as defined and classified in accordance with GAAP) during such period by the Company and its Subsidiaries on a consolidated basis. “Consolidated Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such time, plus (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss; minus (c) unrestricted and unencumbered cash of the Company and its Subsidiaries on deposit in accounts located in the United States on such date in an aggregate amount not to exceed $15,000,000. “Consolidated EBITDA” means, with reference to any period, an amount equal to Net Income for such period, 1. plus all amounts deducted (except in the case of clauses (l), (m) and (s) below) in

-16- arriving at such Net Income amount in respect of (without duplication): a. Interest Expense for such period; b. federal, state and local income taxes paid, payable or accrued for such period; c. all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Company and its Subsidiaries; d. a one-time non-cash goodwill impairment charge relating to the Retail and Wholesale Reporting Segment in an amount equal to $5,644,000, taken during the fiscal quarter ending April 30, 2022, and any subsequent period that includes such fiscal quarter; e. unusual or non-recurring non-cash items; f. other non-cash charges, expenses or losses (other than write-downs or write-offs of accounts receivables or inventory); g. all losses on sales of assets outside the ordinary course of business; h. restructuring and similar charges, non-compete costs, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, synergies implementation costs, signing costs, retention or completion bonuses, recruiting costs, transition costs, project start-up costs, closing costs, costs related to implementation of accounting, operational and reporting systems and technology initiatives (including associated with modifying accounting procedures to comply with GAAP and sales and use taxes), consulting and audit fees, system upgrades, costs related to closure/consolidation of facilities or other transaction costs or other operational changes or improvements; i. any earn-out payments paid in such period; j. currency translation losses and performance losses (in each case, net of gains) relating to foreign currency transactions and currency fluctuations (including, for the avoidance of doubt, any currency translation losses and foreign exchange losses resulting from intercompany loans and other permitted intercompany investments); k. reasonable and documented out-of-pocket costs, fees and expenses (including legal, tax, structuring and other costs and expenses), or any amortization thereof, associated with acquisitions (including non-consummated acquisitions), other investments, dividends, dispositions, equity offering or any amortization thereof, and issuances or amendments in respect of debt or equity permitted under this Agreement, in each case whether or not consummated; provided that all such out-of-pocket costs, fees and expenses (other than

-17- consent, waiver or amendment fees paid to Bank and PGIM, Inc. and the other purchasers under the Note Agreement and costs and expenses related to the negotiation and documentation of consents, waivers or amendments to the Loan Documents and Note Agreement, in each case in connection with such acquisitions, investments, dividends, dispositions, or equity offerings or issuances or amendments in respect of debt or equity) added pursuant to this clause (1)(k) shall not exceed (for purposes of such calculation) (x) $1,000,0001,500,000 per transaction for each such acquisition, investment, dividend, disposition, or equity offering or issuance or amendment in respect of debt or equity that is not consummated, (y) $1,000,000 solely with respect to the out-of-pocket costs, fees and expenses related to the non-consummated Acquisition identified to the Bank prior to the Sixth Amendment Effective Date as the “P-27 Acquisition”, or (z) $1,500,0002,000,000 per transaction for each such acquisition, investment, dividend, disposition, or equity offering or issuance or amendment in respect of debt or equity that is consummated; l. pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, any issuance, incurrence, assumption or permanent repayment of indebtedness (including indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated) and all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, restructurings, cost savings initiatives and other initiatives in each case previously undertaken (each, a “Specified Transaction”), net of the amount of any actual savings, reductions and synergies realized in such period, in each case, that are reasonably identifiable, factually supportable and projected by the Company in good faith to be realized within the first twelve (12) months after such Specified Transaction, pursuant to a certificate of a responsible officer of the Company delivered to the Bank certifying such amounts in good faith prior to being added to Consolidated EBITDA; m. proceeds of business interruption insurance and charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by an unaffiliated third party, in each case, to the extent received in cash; n. one-time reasonable and documented out-of-pocket costs, fees and expenses associated with the consummation of the transactions contemplated on the Sixth Amendment Effective Date; provided that, the aggregate amount of such costs, fees and expenses added pursuant to this clause (1)(n) shall not exceed (for purposes of such calculation) $1,500,000 and such amounts are expended up to six (6) months after the Sixth Amendment Effective Date; o. payments to employees, directors or officers of the Company (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with permitted restricted payments to the extent such payments are not made in lieu of, or as a

-18- substitution for, ordinary salary or ordinary payroll payments; p. minority interest expense, including expense or deduction attributable to minority equity interests of third parties in any Subsidiary; q. reasonable and documented out-of-pocket charges, costs, or expenses in connection with the rollover, acceleration or payout of equity interests held by officers, directors, managers or employees; r. deferred purchase price payments of assets, securities, services or businesses including earn-outs and contingent consideration obligations, payments in respect of dissenting shares, and purchase price adjustments, made by such Person during such period, in each case, in connection with any acquisition or other investment permitted under the terms of this Agreement; s. adjustments reflected in any quality of earnings report prepared by a nationally or regionally recognized accounting firm, in connection with any acquisition or other investment permitted under the terms of this Agreement consummated after the Sixth Amendment Effective Date; t. non-recurring costs, expenses and losses incurred during such period attributable to the termination or discontinuation of any business or operations; and u. reasonable and documented out-of-pocket expenses and fees (including expenses and fees paid to Bank, PGIM, Inc. and the other purchasers under the Note Agreement) incurred during such period and after the Sixth Amendment Effective Date in connection with the consummation or administration of the Loan Documents and the Note Agreement, including, but not limited to, any amendment, consent or waiver. 2. minus, the following (without duplication): a. income, franchise and similar tax credits; b. unless accounted for in clause 1(b) above, non-cash charges previously added back to Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash expenditures during such period; c. unrealized gains resulting from mark-to-market accounting for hedging activities; and d. any other non-cash items increasing such Net Income (other than any such non-cash items to the extent that it will result in the receipt of cash payments in any future period). In any event, Consolidated EBITDA shall be calculated on a pro forma basis with respect to any Specified Transaction, as if such Specified Transaction had occurred on the first day

-19- of any applicable calculation period. The aggregate amount of add backs pursuant to clauses (1)(h) and (1)(l) above shall not, before giving effect to such add backs, exceed an amount equal to 20% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date. “Consolidated Total Assets” means, at any time the same is to be determined, the aggregate of all assets of the Company and its Subsidiaries at such time as computed on a consolidated basis in accordance with GAAP. “Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code. “Current Debt Maturities” means, with reference to any period, the aggregate amount of payments required to made by the Company and its Subsidiaries during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise), excluding any principal payments required to be made by the Company and its Subsidiaries on the Note. “Debt to Earnings Ratio” means, as of any time, the ratio of (x) Consolidated Debt at such time to (y) Consolidated EBITDA for the twelve then most recently completed calendar months. “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default. “Defaulting Insignificant Subsidiary” means an Insignificant Subsidiary which is the subject of any Subsidiary Default on or at any time after the date hereof. “Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions. “Domestic Subsidiary” means each Subsidiary other than a Foreign Subsidiary. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto. “Event of Default” means any event or condition identified as such in Section 8.1 hereof. “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any

-20- thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal. “Fifth Amendment Effective Date” means January 31, 2019. “Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters of the Company then most recently completed less Maintenance Capital Expenditures of the Company and its Subsidiaries during such period to (b) Fixed Charges for the same four (4) consecutive fiscal quarters of the Company then ended; provided that, for any period, the amount of Maintenance Capital Expenditures subtracted from clause (a) above shall equal the lesser of (i) the amount of such capital expenditures that are reasonably identifiable, factually supportable and disclosed in reasonable detail within a certificate of a responsible officer of the Company delivered to Bank and (ii) $16,500,000. “Fixed Charges” means, with reference to any period for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all regularly scheduled payments of principal paid in cash during such period with respect to Indebtedness for Borrowed Money of the Company and its Subsidiaries (excluding mandatory prepayments), (b) regularly scheduled Interest Expense paid in cash during such period, and (c) federal, state, and local income taxes (and franchise taxes in lieu of income taxes) paid in cash by the Company and its Subsidiaries during such period. “Fixed Rate Portions” means and includes SOFR Portions and Offered Rates Portions, unless the context in which such term is used shall otherwise require. “Floor” means the rate per annum of interest equal to 0.00%. “Foreign Subsidiary” means (i) each Subsidiary of the Company which is organized under the laws of a jurisdiction other than the United States of America or any State thereof and (ii) each Subsidiary of the Company of which a majority of the revenues, earnings or total assets (determined on a consolidated basis with that Subsidiary’s Subsidiaries) are located or derived from operations outside the United States of America. “GAAP” means generally accepted accounting principles as in effect from time to time, applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company’s most recent financial statements furnished to the Bank pursuant to Section 5.5 hereof. “Guarantor” means each Domestic Subsidiary of the Company that is a signatory hereto or that executes and delivers to the Bank a Guaranty along with the accompanying closing documents required by Section 6.2 hereof.

-21- “Guaranty” means a letter to the Bank in the form of Exhibit C attached hereto executed by a Subsidiary whereby it acknowledges it is party hereto as a Guarantor under Section 9 hereof. “Hedging Liability” means the liability of the Company or any Guarantor to the Bank in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Company or such Guarantor, as the case may be, may from time to time enter into with the Bank. “Inactive Subsidiaries” means each Subsidiary of the Company which has no operations and no assets other than the minimum amount of assets required under applicable state law to maintain such Subsidiary’s corporate existence, but in no event more than $10,000 in assets. “Indebtedness for Borrowed Money” means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services, (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, in each case other than trade accounts payable arising in the ordinary course of business. “Insignificant Subsidiary” means any Subsidiary that is not a Significant Subsidiary. “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined in accordance with GAAP. “Interest Period” means, with respect to (a) any SOFR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such SOFR Portion and ending one (1), three (3) or six (6) months thereafter as selected by the Company in its notice as provided herein, and (b) any Offered Rate Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Offered Rate Portion and ending not less than seven (7) days to not more than thirty (30) days thereafter as selected by the Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a SOFR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (ii) no Interest Period may extend beyond the final maturity date of the Note;

-22- and (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof. For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month. “Jaffee Group” means the Jaffee Investment Partnership, L.P., and Richard M. Jaffee, members of his immediate family and trusts for the benefit of any one or more of the foregoing. “Letter of Credit” is defined in Section 1.3(a) hereof. “Level I Status” means, for any Margin Determination Date, that as of the close of the most recently completed calendar quarter with reference to which such Margin Determination Date was set, the Debt to Earnings Ratio is less than 1.00 to 1.0. “Level II Status” means, for any Margin Determination Date, that as of the close of the most recently completed calendar quarter with reference to which such Margin Determination Date was set, the Debt to Earnings Ratio is greater than or equal to 1.00 to 1.0 but less than 2.00 to 1.0. “Level III Status” means, for any Margin Determination Date, that as of the close of the most recently completed calendar quarter with reference to which such Margin Determination Date was set, the Debt to Earnings Ratio is greater than or equal to 2.00 to 1.0. “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement. “Loan” and “Loans” each is defined in Section 1.1 hereof. “Loan Documents” means this Agreement, the Note, the Applications, and the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith. “Maintenance Capital Expenditures” means, for any period, the aggregate amount of unfinanced Consolidated Capital Expenditures made during such period for the purpose of maintaining, or extending the useful life of, any capital asset (which do not otherwise constitute normal replacements and maintenance which are properly charged to current operations). “Margin Determination Date” is defined in the definition of Applicable Margin.

-23- “Material Plan” is defined in Section 8.1(g) hereof. “Net Income” means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits and also excluding any taxes on such profits. “Note” is defined in Section 1.1 hereof. “Note Agreement” is defined in Section 7.7(f) hereof. “Obligations” means all obligations of the Company to pay principal and interest on the Loans, all obligations of the Company to reimburse the Bank for drawings on Letters of Credit, all fees and charges payable hereunder, all obligations of the Company or any Guarantor with respect to any Bank Product Obligations, all obligations of the Company or any Guarantor with respect to any Hedging Liability, and all other payment obligations of the Company arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired. “OFAC” means the United States Department of Treasury Office of Foreign Assets Control. “OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC. “Offered Rate” means the rate per annum quoted to the Company by the Bank for the applicable Interest Period, such Offered Rate being subject at all times to the provisions of Section 2.1(d) hereof. “Offered Rate Portions” is defined in Section 2.1(a) hereof. “Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)). “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA. “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof. “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which

-24- more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions. “Portion” is defined in Section 2.1(a) hereof. “Present Letters of Credit” means those certain letters of credit issued by the Bank described on Schedule 1.3 attached hereto and made a part hereof. “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Revaluation Date” means, with respect to any Letter of Credit denominated in an Available Foreign Currency, (a) the date of issuance thereof, (b) the date of each amendment thereto having the effect of increasing the amount thereof, (c) the last day of each calendar month, and (d) each additional date as the Bank shall specify in a written notice to the Company. “Revolving Credit” is defined in Section 1.1 hereof. “Revolving Credit Commitment” is defined in Section 1.1 hereof. “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction or (c) any Person controlled by any such Person or Persons described in clauses (a) or (b) above. “Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State) or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority. “SEC” means the Securities and Exchange Commission. “Seventh Amendment Effective Date” means April 16, 2024.

-25- “Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date hereof) of the Company. “Sixth Amendment Effective Date” means August 30, 2022. “SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York) or a successor administrator of the secured overnight financing rate). “SOFR Portions” is defined in Section 2.1(a) hereof. “Specified Ultra Pet Representations” means the representations and warranties contained in Sections 5.1 (but solely limited to organizational existence), 5.2 (but solely limited to the first sentence thereof and organizational existence), 5.3 (but with no conflicts solely limited to charter documents), 5.4, 5.13 and 5.18 hereof. “Specified Ultra Pet Acquisition Agreement Representations” means the Seller Fundamental Representations and Statutory Representations (in each case, as defined in the Ultra Pet Acquisition Agreement); provided that, such representations and warranties are material to the interests of the Bank, but only to the extent that the Company has the right to terminate its obligations under the Ultra Pet Acquisition Agreement or decline to consummate the Ultra Pet Acquisition as a result of a breach of such representations and warranties. “Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries. “Subsidiary Defaults” is defined in Section 8.5 hereof. “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. “Term SOFR” means the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Portions, the first day of such Interest Period, or (b) with respect to the Base Rate Portion, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities

-26- Business Days prior to such Term SOFR Determination Day. “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion). “Term SOFR Reference Rate” means the per annum forward-looking term rate based on SOFR. “Termination Date” means August 30, 2027, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 3.4, 8.2 or 8.3 hereof. “Ultra Pet” means Ultra Pet Company, Inc., a Delaware corporation. “Ultra Pet Acquisition” means the Acquisition by Company of 100% of the equity interests, directly or indirectly, of Ultra Pet and its Subsidiaries pursuant to the Ultra Pet Acquisition Agreement; provided that, such Acquisition closes within 120 days of the initial signing of the Ultra Pet Acquisition Agreement. “Ultra Pet Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of April 16, 2024 (together with the exhibits and schedules thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not prohibited hereunder, by and among the Company, Ultra Pet and the sellers (as defined therein). “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA. “U.S. Dollar Equivalent” means (a) the amount of any Letter of Credit denominated in U.S. Dollars, and (b) in relation to any Letter of Credit denominated in an Available Foreign Currency, the amount of U.S. Dollars which would be realized by converting the relevant Available Foreign Currency into U.S. Dollars in the spot market at the exchange rate quoted by the Bank, at approximately 11:00 a.m. (London time) on any Revaluation Date, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Available Foreign Currency. “U.S. Dollars” and “$” each means the lawful currency of the United States of America. “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. “Voting Stock” of any Person means the capital stock of any class or classes or other equity

-27- interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency. “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA. “Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Company directly or indirectly through one or more Wholly-Owned Subsidiaries within the meaning of this definition. Section 4.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. Section 4.3. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time. SECTION 5. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Bank as follows: Section 5.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Section 5.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the

-28- business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding and whether or not such Subsidiary is a Significant Subsidiary or Inactive Subsidiary. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary. Section 5.3. Corporate Authority and Validity of Obligations. (a) The Company has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Company have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any provision of the charter, articles of incorporation or by-laws of the Company or any covenant, indenture or agreement of or affecting the Company or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Company. (b) Subsidiaries. Each Subsidiary executing a Loan Document has full right, power and authority to enter into the Loan Documents executed and delivered by it and to perform all of its obligations thereunder. The Loan Documents delivered by each Subsidiary have been duly authorized, executed and delivered by each Subsidiary and constitute valid and binding obligations of the each Subsidiary enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and the other Loan Documents delivered by each Subsidiary do not, nor does the performance or observance by each Subsidiary of any of the matters and things therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon each Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or

-29- other similar organizational documents) of any or any covenant, indenture or agreement of or affecting each Subsidiary or any of its Properties, or result in the creation or imposition of any Lien on any Property of each Subsidiary. Section 5.4. Use of Proceeds; Margin Stock. The Company shall use the proceeds of the Loans solely for general corporate purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Section 5.5. Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at July 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said date and the consolidated results of their operations and cash flows for the period then ended in conformity with generally accepted accounting principles applied on a consistent basis; subject, in the case of an unaudited interim consolidated balance sheet, to year-end adjustments, and provided that such unaudited interim consolidated balance sheet was prepared without footnotes. Section 5.6. No Material Adverse Change. Since July 31, 2005, there has been no change in the condition (financial or otherwise) or business prospects of the Company or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse to the Company and its Subsidiaries, taken as a whole. Section 5.7. Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable. Section 5.8. Good Title. The Company and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Bank (except for sales of assets by the Company and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.8 hereof. Section 5.9. Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Company to perform its obligations under,

-30- this Agreement or any other Loan Document or (b) result in any material adverse change in the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Section 5.10. Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, except where the failure to file such tax returns would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period. Section 5.11. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or any other Loan Document. Section 5.12. Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other. Section 5.13. Investment Company; . Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Section 5.14. ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA. Section 5.15. Compliance with Laws. The Company and its Subsidiaries each are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its

-31- Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Section 5.16. Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default if uncured would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Section 5.17. No Default. No Default or Event of Default has occurred and is continuing. Section 5.18. Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws (a) None of the Company, any of its Subsidiaries, or to the knowledge of the Company, any director or officer of the Company or any of its Subsidiaries, is a Sanctioned Person or currently the subject or target to any Sanctions. (b) The Company, its Subsidiaries and, to the knowledge of the Company, their respective directors and officers, are in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects. (c) The Company and its Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. SECTION 6. CONDITIONS PRECEDENT. The obligation of the Bank to make any Loan or issue any Letter of Credit under this Agreement is subject to the following conditions precedent: Section 6.1. All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder (except for an extension of credit the proceeds of which will be used to consummate the Ultra Pet Acquisition): (a) each of the representations and warranties set forth in Section 5 hereof and in the other Loan Documents shall be true and correct as of such time in all material respects (or in all respects to the extent subject to or qualified by materiality or similar concepts), except to the extent the same expressly relate to an earlier date; (b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Loan;

-32- (c) after giving effect to such extension of credit, the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement shall not exceed the Revolving Credit Commitment; (d) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and (e) such Loan shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect. The Company’s request for any Loan or Letter of Credit shall constitute its warranty as to the foregoing effects. Section 6.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied (which the Bank acknowledges were satisfied or waived prior to the Seventh Amendment Effective Date): (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank: (i) this Agreement duly executed and delivered by the Company and each Domestic Subsidiary party hereto as a guarantor; (ii) the Note from the Company (iii) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Bank or its counsel may reasonably request; (iv) an incumbency certificate containing the name and title of each of the Company’s Authorized Representatives; (v) evidence of insurance required by Section 7.4 hereof; and (b) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the financial condition of the Company and its Subsidiaries, and the lack of material contingent liabilities of the Company and its Subsidiaries; (c) legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be

-33- satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Company and each Guarantor in form and substance satisfactory to the Bank and its counsel; (d) the Bank shall have received a good standing certificate for the Company and each Guarantor (dated as of the date no earlier than December 1, 2005) from the office of the secretary of state of the state of its incorporation; and

-34- (e) such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request. Section 6.3. Ultra Pet Advance. Notwithstanding anything herein or in any other Loan Documents to the contrary, the Bank hereby agrees to make a Loan to the Company substantially concurrently with the consummation of the Ultra Pet Acquisition in the amount of $10,000,000 (or such lesser amount requested by the Company), and the only conditions to the making of such Loan shall be the following: (a) only one such Loan hereunder shall be permitted, and the amount of such Loan shall not exceed $10,000,000; (b) after giving effect to the Loan the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement shall not exceed the Revolving Credit Commitment; (c) No event, change, loss, condition or state of facts shall have occurred that may have any “Material Adverse Effect” (as defined in the Ultra Pet Acquisition Agreement); (d) the Ultra Pet Acquisition Agreement shall not have been amended, restated, supplemented or otherwise modified in any manner materially adverse to the Bank without the written consent of the Bank, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that (i) any decrease in the purchase price of the Ultra Pet Acquisition pursuant to any purchase price or similar adjustments is not materially adverse to the Bank, (ii) any decrease in the purchase price of the Ultra Pet Acquisition in an amount less than 10% is not materially adverse to the Bank, and (iii) any increase in the purchase price of the Ultra Pet Acquisition that is not funded with additional debt for borrowed money shall not be considered materially adverse to the Bank); (e) the Specified Ultra Pet Representations shall be true and correct in all material respects and the Specified Ultra Pet Acquisition Agreement Representations shall be true and correct in all material respects except for any and all breaches of such Specified Acquisition Agreement Representations that do not give rise, individually or in the aggregate, to the right to terminate Company’s obligations under the Ultra Pet Acquisition Agreement or decline to consummate the Ultra Pet Acquisition as a result of any such breaches of the Specified Ultra Pet Acquisition Agreement Representations; (f) [reserved]; and (g) no Event of Default under Sections 8.1(a), (j) or (k) hereof shall have occurred and be continuing, either immediately prior to or immediately after giving effect to the Ultra Pet Acquisition. The Company’s request for the Loan pursuant to this Section 6.3 shall constitute its representation as to the satisfaction of each of the foregoing conditions.

-35- SECTION 7. COVENANTS. The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank: Section 7.1. Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business. The foregoing to the contrary notwithstanding, this Section 7.1 shall not operate to prevent any merger or consolidation otherwise permitted by Sections 7.10 or 7.11 hereof or the dissolution of any Foreign Subsidiary that is not a Significant Subsidiary if such action is, in the reasonable business judgment of the Company, desirable is the conduct of its business. Section 7.2. Maintenance of Properties. The Company shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained (ordinary wear and tear excepted), and shall cause each Subsidiary to do so in respect of Property owned or used by it. Section 7.3. Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor. Section 7.4. Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section. Section 7.5. Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank: (a) as soon as available, and in any event within sixty (60) days after the last

-36- day of each fiscal quarter of the Company (other than the last fiscal quarter of each fiscal year), a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to year-end adjustment and provided that such balance sheet was prepared without footnotes) and certified to by the chief financial officer of the Company; (b) as soon as available, and in any event within one hundred twenty (120) days after the last day of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such fiscal year and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of Grant Thornton LLP or another firm of independent public accountants of recognized standing, selected by the Company and satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; (c) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements which the Company files with the Securities and Exchange Commission of the United States or any successor thereto, or with any national securities exchange; (d) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of (i) any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, would adversely effect the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, or (ii) the occurrence of any Default or Event of Default hereunder or (iii) any Change of Control Event; and (e) promptly, from time to time, (i) such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Bank may reasonably request or (ii) information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” requirements

-37- under the Patriot Act or other applicable Anti-Corruption Laws. Each of the financial statements furnished to the Bank pursuant to subsections (a) and (b) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit B signed by the Company’s chief financial officer or such other officer of the Company acceptable to the Bank to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 7.17 of this Agreement. Notwithstanding the foregoing, the obligations in Section 7.5(a) and 7.5(b) may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing Company’s Form 10-K or 10-Q or other report, proxy statement or materials, as applicable, filed with the Securities and Exchange Commission; provided that, to the extent such information is in lieu of information required to be provided under Section 7.5(b), such materials are accompanied by an opinion of Grant Thornton LLP or another firm of independent public accountants of recognized standing, selected by the Company and satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances. Section 7.6. Inspection. The Company shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents, at the Bank’s expense, to visit and inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate; provided, however, that in the absence of any Default or Event of Default, there shall be no more than one such inspection per calendar year. Section 7.7. Indebtedness for Borrowed Money. The Company shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent: (a) the Obligations of the Company owing to the Bank and other indebtedness and obligations of the Company or any Subsidiary from time to time owing to the Bank;

-38- (b) purchase money indebtedness and Capitalized Lease Obligations secured by Liens permitted by Section 7.8(d) hereof in an aggregate amount not to exceed $350,000 at any one time outstanding; (c) intercompany indebtedness from time to time owing to the Company by any Domestic Subsidiary which is a Guarantor hereunder in the ordinary course of business; (d) intercompany indebtedness from time to time owing by any Foreign Subsidiary to the Company or any Domestic Subsidiary; (e) indebtedness from time to time owing by any Foreign Subsidiary to any third-party financial institution in an aggregate amount not to exceed the U.S. Dollar equivalent of $3,000,000 at any one time outstanding; (f) unsecured indebtedness issued by the Company and its Subsidiaries with respect to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 15, 2020 (the “Note Agreement”), and any other unsecured indebtedness issued by the Company and its Subsidiaries from time to time,; provided that (i) the aggregate principal amount of all indebtedness permitted under this subsection shall not exceed $75,000,000 at any one time outstanding and, (ii) in connection with any such indebtedness issued after the date hereof, no Default or Event of Default shall exist at the time of such issuance or shall arise as a consequence thereof; and provided further that, solely with respect to the Ultra Pet Acquisition, to the extent an extension of credit hereunder is permitted pursuant to Section 6.3, an extension of credit under the Note Agreement shall also be permitted in an amount not to exceed $10,000,000, the issuance of which shall not be subject to clause (ii) above; (g (g) Indebtedness existing on the closing date of the Ultra Pet Acquisition and described on Schedule 7.7 and any refinancings, renewals or extensions thereof which do not increase the principal amount thereof; provided that, the Company shall not permit, directly or indirectly, any amendment, modification, or other change to any of the terms or provisions of the Indebtedness described on Schedule 7.7, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Bank; and (h) unsecured Indebtedness for Borrowed Money not otherwise permitted by this Section aggregating not more than $350,000 at any one time outstanding. Section 7.8. Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or any Subsidiary; provided, however, that this Section shall not apply to nor operate to prevent: (a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments,

-39- statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor; (b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest; (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding; and (d (d) Liens existing on the closing date of the Ultra Pet Acquisition and described on Schedule 7.8; and (e) Liens on property of the Company or any of its Subsidiaries created solely for the purpose of securing purchase money indebtedness and Capitalized Lease Obligations, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property. Section 7.9. Acquisitions, Investments, Loans, Advances and Guaranties. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit

-40- obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s Investors Services, Inc. and at least A-1 by Standard & Poor’s Corporation maturing within 270 days of the date of issuance thereof; (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less; (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business; (e) equity investments in Subsidiaries; (f) the Letters of Credit, the Guaranties, and the obligations of any Guarantor under Section 9 hereof, and any guarantee by the Company of the indebtedness of its Foreign Subsidiaries permitted under Section 7.7(e) above; (g) guaranties issued by Subsidiaries in support of obligations of the Company permitted under Section 7.7 above, provided that in the case of any Domestic Subsidiary it is also a Guarantor hereunder; (h) Acquisitions of all or any substantial part of the assets or business of any other Person or division thereof engaged in the same or any related business, or of a majority of the voting stock of such a Person, provided that (i) no Default or Event of Default exists or would exist after giving effect to such Acquisition, (ii) the board of directors or other governing body of such Person whose Property, or voting stock or other interests in which, are being so acquired has approved the terms of such Acquisition, (iii) the Company shall have delivered to the Bank prior written notice of such Acquisition and, if a new Subsidiary results from such Acquisition, an updated Schedule 5.2, (iv) the sum of (1) the aggregate amount expended by the Company and its Subsidiaries as consideration for such Acquisition (and in any event (x) including as such consideration, any Indebtedness for Borrowed Money assumed or incurred as a result of such acquisition, and (y) excluding as such consideration, any equity securities issued by the Company as consideration for such Acquisition) and (2) the aggregate amount expended as consideration (including Indebtedness for Borrowed Money and excluding equity securities as aforesaid) for all other Acquisitions permitted under this Section 7.9(h) after the Fifth Amendment Effective Date, on a cumulative basis does not exceed $45,000,000 in the aggregate, and (v) where the aggregate amount expended as consideration (including Indebtedness for Borrowed Money and excluding equity securities as aforesaid) for such Acquisition equals or exceeds $20,000,000, the Company shall have furnished to the Bank at such time reasonable details as to such Acquisition (including sources and uses of funds), historical financial information and pro forma financial forecasts of the Company on a consolidated basis after giving effect to the Acquisition and covenant compliance

-41- calculations reasonably satisfactory to the Bank (and, within 60 days after the date of any such Acquisition where the aggregate amount expended as consideration (including Indebtedness for Borrowed Money and excluding equity securities as aforesaid) for such Acquisition equals or exceeds $20,000,000, the Company shall provide the Bank a summary integration plan for the business being acquired); and (i (i) the Ultra Pet Acquisition; and (j) investments, loans, advances and guaranties (excluding Acquisitions) not otherwise permitted by this Section 7.9, provided that the aggregate amount of all such investments, loans, advances and guaranties permitted by this subsection (i) does not then exceed an amount equal to 15% of Tangible Net Worth as then determined and computed. In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby. Section 7.10. Mergers, Consolidations and Sales. The Company shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property (excluding any disposition of Property as part of a sale and leaseback transaction) or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor prohibit: (a) the merger or consolidation of any Subsidiary with or into the Company or any other Subsidiary (including any corporation which, after giving effect to such transaction, will become a Subsidiary) so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and in any merger or consolidation not involving the Company, a Subsidiary shall be the surviving or continuing corporation; (b) the merger or consolidation of the Company with or into any other corporation if the Company shall be the surviving or continuing corporation and at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and (c) the sale, lease or other disposition by any Subsidiary of all or any substantial part of its assets to the Company or any other Subsidiary. The term “substantial” as used herein shall mean the sale, transfer, lease or other disposition of 20% of the total assets of the Company.

-42- Section 7.11. Maintenance of Subsidiaries. The Company shall not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary; further, provided, however, that this Section 7.11 shall not operate to prevent any transaction otherwise permitted by Section 7.10 hereof. Section 7.12. ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Company shall, and shall cause each Subsidiary to, promptly notify the Bank of (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit. Section 7.13. Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, or could result in a Lien upon any of their Property, which Lien is not otherwise permitted by Section 7.8 hereof. Section 7.14. Burdensome Contracts With Affiliates. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other. Section 7.15. Change in the Nature of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity if, as a result, the general nature of the business of the Company and its Subsidiaries, taken as a whole, would be changed in any material respect from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement. Section 7.16. Formation of Subsidiaries. In the event any Subsidiary is formed or acquired after the date hereof, the Company shall within thirty (30) Business Days thereof (or such later date acceptable to the Bank in its sole discretion) (x) furnish an update to Schedule 5.2 hereof to reflect such new Subsidiary and (y) cause, if such newly-formed or acquired Subsidiary is a Domestic Subsidiary, such Domestic Subsidiary to execute a Guaranty as the Bank may require, together with documentation (including a legal opinion) similar to that described in Section 6.2(c) hereof relating to the authorization for, execution and delivery of, and validity of such Subsidiary’s

-43- obligations as a Guarantor hereunder and under its Guaranty in form and substance satisfactory to the Bank other instruments, documents, certificates and opinions as are reasonably required by the Bank in connection therewith. Section 7.17. Financial Covenants. (a) Debt to Earnings Ratio. The Company will, as of the last day of each fiscal quarter of the Company, maintain a Debt to Earnings Ratio of less than or equal to 2.75 to 1.00. (b) Fixed Charge Coverage Ratio. The Company will, as of the last day of each fiscal quarter of the Company, maintain a Fixed Charge Coverage Ratio of greater than 1.20 to 1.00. Section 7.18. Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. (a) The Company shall at all times comply in all material respects with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Company and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons. (b) The Company shall provide the Bank any information regarding the Company and Subsidiaries necessary for the Bank to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. (c) The Company will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and the Company’s and its Subsidiaries’ respective directors and officers with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. SECTION 8. EVENTS OF DEFAULT AND REMEDIES. Section 8.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder: (a) default for a period of five days in the payment when due of all or any part of the principal of or interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable by the Company hereunder; or (b) default in the observance or performance of any covenant set forth in Sections 7.7, 7.8, 7.9, 7.10, or 7.11 hereof, or (c) default in the observance or performance of any covenant set forth in Sections 7.5, 7.6, 7.16, 7.17 or 7.18 hereof which is not remedied within five days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof is given to the Company by the Bank; or

-44- (d) default in the observance or performance of any other provision hereof which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof is given to the Company by the Bank; or (e) any representation or warranty made by the Company herein or in any statement or certificate furnished by it pursuant hereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or (f) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed or guaranteed by the Company or (subject to Section 8.5 hereof) any Subsidiary aggregating in excess of $1,500,000 or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue unwaived for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Company or (subject to Section 8.5 hereof) any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or (h) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (i) dissolution or termination of the existence of (i) the Company or (ii) to the extent not otherwise permitted by Section 7.9 hereof and in any event subject to Section 8.5 hereof, any Subsidiary; or (j) the Company or (subject to Section 8.5 hereof) any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as

-45- they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(k) hereof; or (k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or (subject to Section 8.5 hereof) any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against the Company or (subject to Section 8.5 hereof) any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days. Section 8.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (i), both inclusive, of Section 8.1 has occurred and is continuing, the Bank may, by notice to the Company, take one or more of the following actions: (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law. Section 8.3. Bankruptcy Defaults. When any Event of Default described in subsection (j) or (k) of Section 8.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law. Section 8.4. Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsection (j) or (k) of Section 8.1, has occurred and is continuing, the Company shall, upon demand of the Bank, and when any Event of Default described in subsection (j) or (k) of Section 8.1 has occurred the Company shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then

-46- outstanding, the Company agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Company to honor any such demand and that the Bank shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credits. Section 8.5. Defaults of Insignificant Subsidiaries. Notwithstanding anything in this Agreement to the contrary, any event or occurrence of a type described in subsections (f), (g), (i), (j) or (k) of Section 8.1 hereof which occurs with respect to any Insignificant Subsidiary (collectively, “Subsidiary Defaults”) shall not constitute an Event of Default under Section 8.1 hereof unless and until either (x) the Aggregate Cumulative Amount of Net Income attributable to Insignificant Subsidiaries which were the subject of Subsidiary Defaults on or at any time after the date hereof exceeds 15% of Net Income for the most recently completed fiscal year of the Company or (y) the Aggregate Cumulative Amount of Consolidated Total Assets attributable to such Insignificant Subsidiaries exceeds 15% of Consolidated Total Assets as of the close of the most recently completed fiscal year of the Company. SECTION 9. THE GUARANTEES. Section 9.1. The Guarantees. To induce the Bank to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Bank, and each other holder of any Obligations, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Note, the due and punctual payment of all obligations owing under the Applications, and the due and punctual payment of all other Obligations now or hereafter owed by the Company under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof; provided, however, that, with respect to any Guarantor, Obligations consisting of Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Company punctually to pay any indebtedness or other Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Company. Section 9.2. Guarantee Unconditional. The obligations of each Guarantor as a guarantor under this Section 9 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise; (b) any modification or amendment of or supplement to this Agreement or any

-47- other Loan Document; (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Company, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Company or of any other Guarantor contained in any Loan Document; (d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Bank or any other Person, whether or not arising in connection herewith; (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Company, any other Guarantor or any other Person or Property; (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Company, regardless of what obligations of the Company remain unpaid; (g) any invalidity or unenforceability relating to or against the Company or any other Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Company or any other Guarantor of the principal of or interest on the Note or any other amount payable by it under the Loan Documents; or (h) any other act or omission to act or delay of any kind by the Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Section 9. Section 9.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 9 shall remain in full force and effect until the commitments are terminated and the principal of and interest on the Note and all other amounts payable by the Company under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Company under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or of a Guarantor, or otherwise, each Guarantor’s obligations under this Section 9 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time. Section 9.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations under the Loan Documents shall have been paid in full subsequent to the termination of the Revolving Credit Commitment and expiration of all Letters of Credit. If any amount shall

-48- be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations under the Loan Documents and all other amounts payable by the Company hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitment and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Bank (and their Affiliates) and shall forthwith be paid to the Bank (and their Affiliates) or be credited and applied upon the Obligations under the Loan Documents, whether matured or unmatured, in accordance with the terms of this Agreement. Section 9.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Bank or any other Person against the Company, another Guarantor or any other Person. Section 9.6. Limit on Recovery. Notwithstanding any other provision hereof, the right to recovery of the holders of the Obligations against each Guarantor under this Section 9 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations hereunder void or voidable under applicable law, including without limitation fraudulent conveyance law. Section 9.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Bank. Section 9.8. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Company and each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 9.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Company and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. SECTION 10. MISCELLANEOUS. Section 10.1. Holidays. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued

-49- amount shall be due and payable on the next scheduled date for the payment of interest. Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have. Section 10.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Section 10.4. Costs and Expenses. The Company agrees to pay on demand the costs and expenses of the Bank incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and documents to be delivered thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder and any waivers or amendments hereto or thereto, including the fees and expenses of counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Company further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and attorneys’ fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any other Loan Document or any other instrument or document delivered thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Company or any Guarantor). The Company further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from a material breach of this Agreement by the party claiming indemnification or the gross negligence or willful misconduct of the party claiming indemnification. The Company, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to a material breach of this Agreement by the party to be indemnified or the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Company under this Section shall survive the termination of this Agreement. Section 10.5. Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan

-50- Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder. Section 10.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder. Section 10.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 2.6 and 2.7 hereof, shall survive the termination of this Agreement and the payment of the Note. Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including notice by e-mail) and shall be given to the relevant party at its address set forth below, or such other address as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by e-mail or such other methods capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed: to the Company at: Oil-Dri Corporation of America 410 North Michigan Avenue, Suite 400 Chicago, Illinois 60611 Attention: Susan Kreh, Chief Financial Officer Telephone: (312) 706-3119 E-mail: Susan.kreh@oildri.com to the Bank at: BMO Harris Bank N.A. 320 South Canal Street Chicago, IL 60606 Attention: Marissa KerleyMea Konopasek Telephone: (312646) 597-0981 315-0849 E-mail: Marissa.Kerley Mea.Konopasek@bmo.com Each such notice, request or other communication shall be effective (i) if given by e-mail, when such e-mail shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to clause (ii) hereof shall be effective only upon receipt. Section 10.9. Construction. The parties hereto acknowledge and agree that this Agreement and the other Loan Documents shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Loan Documents.

-51- Section 10.10. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose. Section 10.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Section 10.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Section 10.13. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and the Guarantors, and their successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Company may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. Section 10.14. Submission to Jurisdiction; Waiver of Jury Trial. The Company and the Guarantors each hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Company and the Guarantors each irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE COMPANY, THE GUARANTORS, AND THE BANK HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. Section 10.15. Patriot Act. Bank hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Patriot Act. [SIGNATURE PAGE TO FOLLOW]

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth. Dated as of this 27th day of January, 2006. “COMPANY” OIL-DRI CORPORATION OF AMERICA By Name _______________________________ Title ________________________________ “GUARANTORS” OIL-DRI CORPORATION OF GEORGIA By Name _______________________________ Title ________________________________ OIL-DRI PRODUCTION COMPANY By Name _______________________________ Title ________________________________ OIL-DRI CORPORATION OF NEVADA By Name _______________________________ Title ________________________________

MOUNDS PRODUCTION COMPANY, LLC BY MOUNDS MANAGEMENT, INC., ITS MANAGING MEMBER By Name _______________________________ Title ________________________________ MOUNDS MANAGEMENT, INC. By Name _______________________________ Title ________________________________ BLUE MOUNTAIN PRODUCTION COMPANY By Name _______________________________ Title ________________________________ TAFT PRODUCTION COMPANY By Name _______________________________ Title ________________________________

Accepted and agreed to at Chicago, Illinois, as of the day and year last above written. BMO HARRIS BANK N.A. By Name_______________________________ Title________________________________

EXHIBIT A OIL-DRI CORPORATION OF AMERICA REVOLVING NOTE Chicago, Illinois $45,000,000.00 JanuaryApril 3116, 20192024 On the Termination Date, for value received, the undersigned, Oil-Dri Corporation of America, a Delaware corporation (the “Company”), hereby promises to pay to the order of BMO Harris Bank N.A. (the “Bank”) at its main office at 111 West Monroe320 South Canal Street, Chicago, Illinois, the principal sum of Forty-Five Million and no/100 Dollars ($45,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned. This Note evidences Loans made or to be made to the Company by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of January 27, 2006, among the Company, the Guarantors party thereto, and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”); and the Company hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement. This Note is issued by the Company under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity and voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement. This Note issued on the date hereof is issued in replacement of and substitution for, but not in novation of, the Revolving NoteNotes issued on December 4, 2014, and January 31, 2019, in favor of the Bank (the “Replaced NoteNotes”), and the Loans evidenced by the Replaced NoteNotes are continuing and are evidenced by this Note. [SIGNATURE PAGE TO FOLLOW]

The Company hereby promises to pay all costs and expenses (including reasonable attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. OIL-DRI CORPORATION OF AMERICA By ____________________________________ Name: Susan M. Kreh Title: Chief Financial Officer

EXHIBIT B COMPLIANCE CERTIFICATE This Compliance Certificate is furnished to BMO Harris Bank N.A. (the “Bank”) pursuant to that certain Credit Agreement dated as of January 27, 2006, by and among Oil-Dri Corporation of America (the “Company”), the Guarantors party thereto, and the Bank (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement. THE UNDERSIGNED HEREBY CERTIFIES THAT: 1. I am the duly elected _____________________________________ of the Company; 2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements; 3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; 4. The financial statements required by Section 7.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and 5. The Attachment hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event: _________________________________________________________________________ _________________________________________________________________________ _________________________________________________________________________ _________________________________________________________________________

-2- The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________ 20___. ____________________________________ _____________________, ______________ (Type or Print Name) (Title)

ATTACHMENT TO COMPLIANCE CERTIFICATE OIL-DRI CORPORATION OF AMERICA2 Compliance Calculations for Credit Agreement Dated as of January 27, 2006 Calculations as of _____________, 20___ A. DEBT TO EARNINGS RATIO (SECTION 7.17(A)) 1. Consolidated Debt as defined _____________ 2. Net Income _____________ 3. The sum of items (a) - (u) below (without duplication): _____________ a) Interest Expense; _____________ b) federal, state and local income taxes paid, payable or accrued; _____________ c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period; _____________ d) a one-time non-cash goodwill impairment charge relating to the Retail and Wholesale Reporting Segment in an amount equal to $5,644,000, taken during the fiscal quarter ending April 30, 2022, and any subsequent period that includes such fiscal quarter; _____________ e) unusual or non-recurring non-cash items; _____________ f) other non-cash charges, expenses or losses (other than write-downs or write-offs of accounts receivables or inventory); _____________ g) all losses on sales of assets outside the ordinary course of business; _____________ h) restructuring and similar charges, non-compete costs, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, synergies implementation costs, signing costs, retention or completion bonuses, recruiting costs, transition costs, project start-up costs, closing costs, costs related to implementation of accounting, operational and reporting systems and technology initiatives (including associated with 2 In the event this Attachment is inconsistent with the Credit Agreement, the Credit Agreement shall govern and control.

-2- modifying accounting procedures to comply with GAAP and sales and use taxes), consulting and audit fees, system upgrades, costs related to closure/consolidation of facilities or other transaction costs or other operational changes or improvements;3 i) any earn-out payments paid in such period; _____________ j) currency translation losses and performance losses (in each case, net of gains) relating to foreign currency transactions and currency fluctuations (including, for the avoidance of doubt, any currency translation losses and foreign exchange losses resulting from intercompany loans and other permitted intercompany investments); _____________ k) reasonable and documented out-of-pocket costs, fees and expenses (including legal, tax, structuring and other costs and expenses), or any amortization thereof, associated with acquisitions (including non-consummated acquisitions), other investments, dividends, dispositions, equity offering or any amortization thereof, and issuances or amendments in respect of debt or equity permitted under the Credit Agreement, in each case whether or not consummated; provided that all such out-of-pocket costs, fees and expenses (other than consent, waiver or amendment fees paid to Bank and PGIM, Inc. and the other purchasers under the Note Agreement and costs and expenses related to the negotiation and documentation of consents, waivers or amendments to the Loan Documents and Note Agreement, in each case in connection with such acquisitions, investments, dividends, dispositions, or equity offerings or issuances or amendments in respect of debt or equity) added pursuant to this clause (1)(k) shall not exceed (for purposes of such calculation) (x) $1,000,0001,500,000 per transaction for each such acquisition, investment, dividend, disposition, or equity offering or issuance or amendment in respect of debt or equity that is not consummated, (y) $1,000,000 solely with respect to the out-of-pocket costs, fees and expenses related to the non-consummated Acquisition identified to the Bank 3 The aggregate amount of add backs pursuant to this clause (3)(h) and clause (3)(l) below shall not, before giving effect to such add backs, exceed an amount equal to 20% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date.

-3- prior to the Sixth Amendment Effective Date as the “P-27 Acquisition”, or (z) $1,500,0002,000,000 per transaction for each such acquisition, investment, dividend, disposition, or equity offering or issuance or amendment in respect of debt or equity that is consummated; _____________ l) pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, any issuance, incurrence, assumption or permanent repayment of indebtedness (including indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated) and all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, restructurings, cost savings initiatives and other initiatives in each case previously undertaken (each, a “Specified Transaction”), net of the amount of any actual savings, reductions and synergies realized in such period, in each case, that are reasonably identifiable, factually supportable and projected by the Company in good faith to be realized within the first twelve (12) months after such Specified Transaction, pursuant to a certificate of a responsible officer of the Company delivered to the Bank certifying such amounts in good faith prior to being added to Consolidated EBITDA;4 _____________ m) proceeds of business interruption insurance and charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by an unaffiliated third party, in each case, to the extent received in cash; _____________ n) one-time reasonable and documented out-of-pocket costs, fees and expenses associated with the consummation of the transactions contemplated on the Sixth Amendment Effective Date; provided that, the aggregate amount of such costs, fees and expenses added pursuant to this clause (1)(n) shall not exceed (for purposes of such calculation) $1,500,000 and such amounts are expended up to six (6) months after the Sixth 4 The aggregate amount of add backs pursuant to this clause (3)(l) and clause (3)(h) above shall not, before giving effect to such add backs, exceed an amount equal to 20% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date.

-4- Amendment Effective Date; _____________ o) payments to employees, directors or officers of the Company (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with permitted restricted payments to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments; _____________ p) minority interest expense, including expense or deduction attributable to minority equity interests of third parties in any Subsidiary; _____________ q) reasonable and documented out-of-pocket charges, costs, or expenses in connection with the rollover, acceleration or payout of equity interests held by officers, directors, managers or employees; _____________ r) deferred purchase price payments of assets, securities, services or businesses including earn-outs and contingent consideration obligations, payments in respect of dissenting shares, and purchase price adjustments, made by such Person during such period, in each case, in connection with any acquisition or other investment permitted under the terms of the Credit Agreement; _____________ s) adjustments reflected in any quality of earnings report prepared by a nationally or regionally recognized accounting firm, in connection with any acquisition or other investment permitted under the terms of the Credit Agreement consummated after the Sixth Amendment Effective Date; _____________ t) non-recurring costs, expenses and losses incurred during such period attributable to the termination or discontinuation of any business or operations; and _____________ u) reasonable and documented out-of-pocket expenses and fees (including expenses and fees paid to Bank, PGIM, Inc. and the other purchasers under the Note Agreement) incurred during such period and after the Sixth Amendment Effective Date in connection with the consummation or administration of the Loan Documents, including, but not limited to, any amendment, consent or waiver. _____________ 4. The sum of items (a) - (d) below (without duplication): _____________ a) income, franchise and similar tax credits; _____________

-5- b) unless accounted for in clause A3(b) above, non-cash charges previously added back to Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash expenditures during such period; _____________ c) unrealized gains resulting from mark-to-market accounting for hedging activities; and _____________ d) any other non-cash items increasing such Net Income (other than any such non-cash items to the extent that it will result in the receipt of cash payments in any future period); _____________ 5. Sum of: (Line A2 + Line A3) - Line A4 (“Consolidated EBITDA”)5 _____________ 6. Ratio of Line A1 to A5 (“Debt to Earnings Ratio”) ______ to 1.0 7. As listed in Section 7.17(a), for the date of this Certificate, the Consolidated Debt Ratio shall be less than or equal to 2.75 to 1.0 8. Company is in compliance? (Circle yes or no) Yes/No B. FIXED CHARGE COVERAGE RATIO (SECTION 7.17(B)) 1. Line A5 above (i.e., Consolidated EBITDA) _____________ 2. Maintenance Capital Expenditures made during such period6 _____________ 3. Line B1 minus Line B2 _____________ 4. The sum of items (a) - (c) below: _____________ a) all regularly scheduled payments of principal paid in cash during such period with respect to Indebtedness for Borrowed Money of the Company and its Subsidiaries (excluding mandatory prepayments); _____________ b) regularly scheduled Interest Expense paid in cash for such period; and _____________ 5 Consolidated EBITDA shall be calculated on a pro forma basis with respect to any Specified Transaction, as if such Specified Transaction had occurred on the first day of any applicable calculation period. 6 The amount of Maintenance Capital Expenditures for this line 4 shall equal the lesser of (i) the amount of such capital expenditures that are reasonably identifiable, factually supportable and disclosed in reasonable detail within a certificate of a responsible officer of the Company delivered to Bank and (ii) $16,500,000.

-6- c) federal, state, and local income taxes (and franchise taxes in lieu of income taxes) paid in cash by the Company and its Subsidiaries during such period. _____________ 5. Ratio of Line B3 to Line B4 _____________ 6. As listed in Section 7.17(b), for the date of this Certificate, the Line 8 ratio shall be greater than 1.20:1.00 7. Company is in compliance? (Circle Yes or No) Yes/No

EXHIBIT C GUARANTY AGREEMENT __________, 20___ BMO Harris Bank N.A. 111 West Monroe 320 South Canal Street Chicago, Illinois 6060360606 Ladies and Gentlemen: Reference is made to the Credit Agreement, dated as of January 27, 2006 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among Oil-Dri Corporation of America (the “Company”), the Guarantors party thereto, and BMO Harris Bank N.A (the “Bank”). Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement. The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct in all material respects (or in all respects to the extent subject to or qualified by materiality or similar concepts) as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 7 of the Credit Agreement applicable to it. Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound as a Guarantor in all respects by the terms of, the Credit Agreement, including without limitation Section 9 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto. The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery by the undersigned to the Bank, and it shall not be necessary for the Bank, or any of its Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois. Very truly yours, [NAME OF GUARANTOR] By Name _______________________________

-2- Title ________________________________

SCHEDULE 1.3 PRESENT LETTERS OF CREDIT ISSUE DATE L/C NUMBER TYPE FACE AMOUNT BENEFICIARY August 6, 2008 HACH225229OS Special Purpose $ 915,946.33 Georgia Environmental Protection August 21, 2013 HACH413658OS Special Purpose $ 320,000.00 Liberty Mutual Insurance Company November 28, 2018 HACH577116OS Standby $ 329,307.00 Bariven S.A.

SCHEDULE 5.2

SUBSIDIARIES

NAME	JURISDICTION OF ORGANIZATION	PERCENTAGE OWNERSHIP	TYPE
Oil-Dri Corporation of Georgia	Georgia	100%	Significant
Oil-Dri Production Company	Mississippi	100%	Insignificant
Mounds Management, Inc. (formerly known as Oil-Dri Transportation Co.)	Delaware	100%	Insignificant
Oil-Dri (U.K.) Limited	United Kingdom	100%	Insignificant
Amlan International	Nevada	100%	Insignificant
ODC Acquisition Corp.	Illinois	100%	Insignificant
Oil-Dri SARL	Switzerland	100%	Insignificant
Oil-Dri Canada ULC	Vancouver, British Columbia	100% (by Oil-Dri SARL)	Insignificant
Blue Mountain Production Company	Mississippi	100% (by Oil-Dri Canada ULC)	Insignificant
Mounds Production Company, LLC	Illinois	75% (by Mounds Management, Inc.) and 25% (by Blue Mountain Production Company)	Insignificant
Taft Production Company	Delaware	100%	Insignificant
Amlan Trading (Shenzhen) Company, Ltd.	People's Republic of China	100%	Insignificant
Agromex Importaciones, S.A. de C.V.	Mexico	~~78.4%~~97.6% (by Amlan International) and 2.4% (by ODC Acquisition Corp.)	Insignificant
PT Amlan Perdagangan Internasional	Jakarta, Indonesia	99% by Amlan International 1% by ODC Acquisition Corp.	Insignificant

-2- Ultra Pet Company, Inc.7 Delaware 100% Significant Cedar Fresh Products, Inc.8 Delaware 100% Insignificant Harvest Ventures, Inc.9 Minnesota 100% Insignificant MBA Pet USA, LLC.10 South Carolina 100% Insignificant MBA Pet B.V.11 Netherlands 100% Insignificant 7 Subject to the closing of the Ultra Pet Acquisition. 8 Subject to the closing of the Ultra Pet Acquisition. 9 Subject to the closing of the Ultra Pet Acquisition. 10 Subject to the closing of the Ultra Pet Acquisition. 11 Subject to the closing of the Ultra Pet Acquisition.

-3- SCHEDULE 7.7 INDEBTEDNESS 1. Loan and Security Agreement, dated as of April 25, 2005 (as amended, restated, supplemented or otherwise modified from time to time), by and among Ultra Pet, LLC, the direct parent of Ultra Pet, as corporate guarantor, Richard Murbach, as guarantor, Ultra Pet, certain Subsidiaries of Ultra Pet a party thereto, and Pathward, National Association, which provides a line of credit to Ultra Pet and such Subsidiaries in an aggregate principal amount not to exceed $2,000,000. 2. Credit Agreement, dated as of January 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time), between Harvest Ventures, Inc. and The Topocean Group, which provides a line of credit to Harvest Ventures, Inc. in an aggregate principal amount not to exceed $70,000. 3. Customs Bond issued by Allegiance Customs Brokerage, LLC on behalf of Harvest Ventures, Inc., as the principal, in the stated amount of $1,200,000 in favor of American Alternative Insurance Corporation, as the surety 4. Irrevocable Standby Letter of Credit issued by Truist Bank on behalf of Harvest Ventures, Inc., as the applicant, in the stated amount of $600,000 in favor of American Alternative Insurance Corporation, as the beneficiary.

-4- SCHEDULE 7.8 LIENS 1. The all-asset lien in favor of Pathward, National Association, in connection with the Loan and Security Agreement referenced in item 1 of Schedule 7.7. 2. Any specified cargo liens, if attached, in favor of The Topocean Group in connection with Credit Agreement referenced in item 2 of Schedule 7.7. 3. The Letter of Credit referenced in item 4 of Schedule 7.7 is collateral for the Customs Bond referenced in item 3 of Schedule 7.7. 4. Certificates of Deposit, each with a principal stated amount of $300,000, in favor of Truist Bank in connection with the Letter of Credit referenced in item 4 of Schedule 7.7.